Exhibit 10.16

Chiquita Brands International, Inc.

Summary of Director Compensation:

As in Effect Since May 25, 2004

Directors who are not current employees of the Company or its subsidiaries are paid:

•	10,000 shares of restricted stock upon joining the Board

•	2,500 shares of restricted stock each year thereafter

•	an annual retainer of $50,000, payable half in cash and half in common stock

In addition the Chair of the Audit Committee receives an annual fee of $20,000 in cash and the Chairs of the Compensation & Organization Development Committee and the Nominating & Governance Committee each receive an annual fee of $10,000 in cash.

Non-employee directors are also reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company.